UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2010

PHARMATHENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On November 3, 2010, certain of our affiliates, officers and directors, who owned some of our 10% convertible senior notes due July 2011, converted their notes into an aggregate of approximately 3.4 million shares of our common stock. These converting noteholders received cash payments from the proceeds of the offering of approximately $0.6 million in the aggregate, corresponding to the interest they would have accrued following conversion had they held the notes to maturity.  As of December 29, 2010, substantially all remaining holders of these notes in the aggregate principal amount (plus accrued interest) of approximately $13.1 million, including affiliates, have converted their notes, resulting in the issuance of approximately 5.2 million shares of our common stock, while one small noteholder elected to have his notes redeemed for cash on December 29, 2010.  Of this group of remaining holders, holders of notes in the aggregate principal amount (plus accrued interest) of approximately $8.4 million elected to accept our early conversion offer and received cash payments of approximately $0.3 million in the aggregate, corresponding to the interest they would have accrued following conversion had they held the notes to maturity. At December 29, 2010, none of the 10% convertible notes remain outstanding.

The shares issued upon the conversions above were issued in reliance on the exemption from registration provided by 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2010, PharmAthene, Inc. (the “Company”) entered into a new employment agreement (the “Agreement”) with its President and Chief Executive Officer, Eric I. Richman, for the period commencing on January 1, 2011 and ending on the first anniversary of such date.  The term of the Agreement is automatically extended for an additional year on each anniversary unless 90 days' prior written notice of non-extension is provided, provided that a nonrenewal by the Company is treated as a termination without cause under the Agreement

Under the Agreement, Mr. Richman is paid an annual base salary of $435,000, subject to annual review and increase at the option of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).  Mr. Richman is also eligible for an annual cash bonus, the target of which is no less than 60% of his base salary, based on the achievement of certain corporate objectives.  The corporate objectives will be determined by the Compensation Committee in consultation with Mr. Richman, while the achievement of such objectives will be determined by the Compensation Committee.

Pursuant to the Agreement, as of December 23, 2010 Mr. Richman was granted an option, under the Company’s 2007 Long-Term Incentive Compensation Plan, as amended (the “Plan”), to purchase 225,000 shares of the Company’s common stock at an exercise price of $3.91 per share, the closing price of the Company’s common stock on the NYSE Amex on December 23, 2010.  The option, which has a term of ten years, vests over a 4 year period with 25% each vesting on the first, second, third and fourth anniversaries of the grant date.  In the event of a change in control during Mr. Richman's employment period and a termination other than for cause or a termination for good reason occurs on or within twelve months of the consummation of the change in control, all equity issued by the Company held by Mr. Richman and not then vested (except for the restricted stock awards which are treated as described below) will immediately and fully vest.

In accordance with the Agreement, Mr. Richman received a cash bonus for 2010 consistent with the previously-disclosed terms of the 2010 bonus program.  In addition, as of December 23, 2010, Mr. Richman was granted 35,000 shares of restricted stock of the Company under the 2007 Plan, which vest in full on the three month anniversary of the grant date, subject to accelerated vesting on the date of the earlier of (i) Mr. Richman’s termination of employment with the Company for any reason other than a voluntary resignation and (ii) the consummation of a change in control.

Under the terms of the Agreement, if Mr. Richman is terminated other than for cause or he resigns for good reason, he is entitled to receive, in addition to unpaid salary and expenses and payment of accrued incentive compensation amounts, (A) severance payments in the form of a continuation of his base salary in effect immediately prior to the termination for a period of 12 months following the termination, (B) a lump-sum payment equal to the accrued portion of his target bonus, including any unpaid portion of the prior year’s bonus, (C) accelerated vesting of any unvested portion of the May 18, 2010 option grant, and (D) COBRA coverage, to the extent elected, provided at the same premiums as are charged to active employees for the same level of group health coverage for a period of 12 months following termination, all of which are payable in consideration for and only after he executes a general release containing terms reasonably satisfactory to us.  The same provisions apply if Mr. Richman is terminated without cause or he resigns for good reason within 12 months of a change of control and no new employment agreement has been entered into within 90 days of such change of control, except that Mr. Richman’s severance payment would be made in one lump-sum payment corresponding to 18 months’ salary, he would also receive his target bonus for the year of termination and all equity-based awards held by Mr. Richman would be deemed fully vested as of the date of termination.

The Agreement specifies that Mr. Richman’s previous employment agreement with the Company is terminated as of January 1, 2011, other than with respect to provisions that specifically survive a termination thereof and other than with respect to the provision in Amendment No. 1 to his previous employment agreement relating to the grant of options to purchase 100,000 shares of the Company’s common stock, which vest in full on May 2, 2011 subject to acceleration.  The description of such provision is incorporated herein by reference to Item 5.02 of the Company’s current report on Form 8-K filed on May 24, 2010.The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated as of December 23, 2010, between the Company and Eric I. Richman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: December 29, 2010	By:	/s/ Jordan P. Karp, Esq.
Jordan P. Karp, Esq.
Senior Vice President and General Counsel